Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-211883, 333-196759, 333-137173, 333-165363, 333-175103, 333-183311 and 333-227294) pertaining to the InnerWorkings, Inc. 2006 Stock Incentive Plan, of our reports dated March 17, 2020, with respect to the consolidated financial statements and schedule of InnerWorkings, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of InnerWorkings, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Chicago, Illinois
March 17, 2020